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                                                                            Exhibit 12
                             TELEPHONE AND DATA SYSTEMS, INC.
                          RATIOS OF EARNINGS TO FIXED CHARGES
                      For the Nine Months ended September 30, 2000
                               (Dollars In Thousands)




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EARNINGS:
  Income from Continuing Operations before income taxes                         $      261,978
  Add (Deduct):
    Minority Share of Losses                                                              (195)
    Earnings on Equity Method                                                          (16,141)
    Distributions from Minority Subsidiaries                                            14,625
    Minority interest in majority-owned subsidiaries
      that have fixed charges                                                           36,313
                                                                                ---------------
                                                                                       296,580

    Add fixed charges:
      Consolidated interest expense                                                     90,752
      Interest Portion (1/3) of Consolidated Rent Expense                               11,457
                                                                                ---------------
                                                                                $      398,789
                                                                                ===============

FIXED CHARGES:
    Consolidated interest expense                                               $       90,752
    Interest Portion (1/3) of Consolidated Rent Expense                                 11,457
                                                                                ---------------
                                                                                $      102,209
                                                                                ===============

RATIO OF EARNINGS TO FIXED CHARGES                                                        3.90
                                                                                ===============

    Tax-Effected Redeemable Preferred Dividends
                                                                                $           59
    Fixed Charges                                                                      102,209
                                                                                ---------------
    Fixed Charges and Redeemable Preferred Dividends                            $      102,268
                                                                                ===============

RATIO OF EARNINGS TO FIXED CHARGES
  AND REDEEMABLE PREFERRED DIVIDENDS                                                      3.90
                                                                                ===============

    Tax-Effected Preferred Dividends                                            $          725
    Fixed Charges                                                                      102,209
                                                                                ---------------
    Fixed Charges and Preferred Dividends                                       $      102,934
                                                                                ===============

RATIO OF EARNINGS TO FIXED CHARGES
  AND PREFERRED DIVIDENDS                                                                 3.87
                                                                                ===============
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